EXHIBIT 5

WHITEFORD, TAYLOR & PRESTON L.L.P.

210 West Pennsylvania Avenue Towson, Maryland 21204-4515 Telephone 410 832-2000 Fax 410 832-2015 ______	SEVEN SAINT PAUL STREET BALTIMORE, MARYLAND 21202-1626 410 347-8700 FAX 410 625-7510 www.wtplaw.com	1025 Connecticut Avenue, NW Washington, D.C. 20036-5405 Telephone 202 659-6800 Fax 202 331-0573 _______

20 Columbia Corporate Center 10420 Little Patuxent Parkway Columbia, Maryland 21044-3528 Telephone 410 884-0700 Fax 410 884-0719 1025 _______		1317 King Street Alexandria, Virginia 22314-2928 telephone 703 836-5742 Fax 703 836-0265 _______

May 26, 2004

Board of Directors
Valpey-Fisher Corporation
75 South Street
Hopkintown, MA 01748

         Re:      Registration Statement on Form S-8

Gentlemen:

        We have acted as special counsel to Valpey-Fisher Corporation, a Maryland corporation (the “Corporation”), in connection with the filing of the Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement registers the distribution of up to 200,000 shares of common stock of the Corporation, par value $0.05 per share (“Common Stock”), reserved for issuance to officers, key employees, directors who are not employees and consultants and advisors to the Corporation pursuant to the Corporation’s 2003 Stock Option Plan, as amended, (the “Plan”). In that capacity, we have reviewed the Articles of Incorporation and Bylaws of the Corporation, both as amended to date, the Registration Statement, the Plan, the originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval of the Plan and the issuance of the Common Stock under the Plan and such other instruments as we have deemed necessary for the issuance of this opinion. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        Based upon the foregoing, we are of the opinion that the Common Stock to be offered under the Plan has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein made, in the context of the foregoing.

        The opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term ”Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Whiteford Taylor & Preston LLP Whiteford, Taylor & Preston LLP